EXPANSION SPACE AGREEMENT
This EXPANSION SPACE AGREEMENT (this “Agreement”) is entered into as of August 19, 2015 (the “Effective Date”), between BOYER SNYDERVILLE JUNCTION, L.C., a Utah limited liability company (the “Boyer”), and SKULLCANDY, INC., a Utah corporation (the “SCI”). Boyer and SCI are referred to in this Agreement individually as a “Party,” and collectively as the “Parties.”
RECITALS
A.    Boyer is the owner of a certain parcel of real property located in Summit County, Utah, the legal description of which is set forth on the attached Exhibit “A” (the “Property”).
B.    SCI, as tenant, and an affiliate of Boyer named Boyer Snyderville 2, L.C., a Utah limited liability company, as landlord (“Landlord”), entered into that certain Lease Agreement, related of even date herewith the “Lease”), pursuant to which Landlord agreed to construct a building and related improvements on a specified portion of the Property (the “Office Building 1”) and to lease all of the space in Office Building 1 to SCI. A copy of the Lease is attached hereto as Exhibit “B.” Capitalized terms which are used but not otherwise defined in this Agreement shall have the same meanings as set forth in the Lease.
C.    Boyer intends to subdivide the Property into a number of parcels. Initially, Boyer shall cause to be legally subdivided from the Property a parcel on which Office Building 1 will be constructed (the “Office Building 1 Parcel”). If Boyer is obligated by this Agreement or otherwise elects to construct a second office building and related improvements on any other portion of the Property (“Office Building 2”), it shall cause the remaining portion of the Property to again be legally subdivided creating a legal lot adjoining the Office Building 1 Parcel on which Office Building 2 will be constructed (the “Adjoining Parcel”). The legal subdivision of the Adjoining Parcel will also create a remainder parcel (the “Remainder Parcel”) which will thereafter not be subject to this Agreement. The anticipated site plan and boundary lines for the Office Building 1 Parcel and the Adjoining Parcel are depicted in the attached Exhibit “C” (the “Site Plan”), but the actual site plan and boundary lines of the Office Building 1 Parcel and the Adjoining Parcel may vary depending on the size, configuration and other details of Office Building 1 and Office Building 2 and are subject to final review and approval by Boyer and SCI (which shall not be unreasonably withheld, conditioned or delayed, so long as the same shall be reasonably consistent with the terms and conditions of the Lease and this Agreement).
D.    In connection with, and in consideration of, the Lease, as an inducement for SCI and Landlord to enter into the Lease and that certain Work Letter, dated as of the Effective Date (the “Work Letter”), as a condition precedent to the execution and delivery of the Lease and the Work Letter, in furtherance, and in consideration, of the mutual benefits to be derived from the Lease, the Work Letter and this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Boyer and SCI agreed to enter into this Agreement, pursuant to which Boyer grants to SCI certain expansion rights and rights of first refusal with respect to Office Building 2, all on the terms and conditions more specifically set forth herein.
AGREEMENT
NOW THEREFORE, in consideration for mutual benefits to be derived from the Lease, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and as an inducement for the execution and delivery of the Lease, and as a condition precedent to the effectiveness of the Lease, the Parties hereby agree as follows:
1.SCI’s Expansion Right.
(a)    Subject to the provisions of this Section 1, Boyer hereby grants to SCI the right and option (the “Expansion Option”) exercisable not later than the first (1st) anniversary of the Commencement Date of the Lease (the “Expansion Exercise Deadline”), to require Boyer to build, upon and subject to the terms of this Agreement, Office Building 2 on the Adjoining Parcel for partial or total occupancy by SCI. Notwithstanding the foregoing, the Expansion Option may be validly exercised only if, at the time of exercise all of the following conditions precedent are then fully satisfied: (i) the Lease is in full force and effect; and (ii) no Event of Default, subject to any notice and cure rights of Tenant under the Lease, exists under the Lease. Except with the written agreement of Boyer, which may be withheld at its sole discretion, SCI may not require that Office Building 2 exceed 44,000 Rentable Square Feet.
(b)    If the conditions precedent in Section l(a), above, are satisfied, SCI may exercise the Expansion Option only by giving written notice to Boyer prior to the Expansion Exercise Deadline that SCI elects to lease additional space in Office Building 2 (the “Expansion Exercise Notice”). If SCI fails to deliver an Expansion Exercise Notice prior to the Expansion Exercise Deadline, this Section 1 be of no further force or effect except under the circumstances set forth in Sections 3 and 4 of this Agreement. SCI shall specify in the Expansion Exercise Notice the portion of Office Building 2 which SCI desires to initially lease. SCI may elect to lease the entire Office Building 2 or only a portion of Office Building 2; however, SCI shall, subject to the provisions of Section l(c) below, be required to lease at least fifty percent (50%) of the Rentable Square Footage of Office Building 2. All space leased by SCI on a single floor pursuant to an Expansion Exercise Notice shall be contiguous and, as and to the extent commercially reasonable, SCI shall be required to lease all available contiguous space located on a single floor before leasing space on an additional floor.
(c)    If SCI timely and properly exercises the Expansion Option, then within thirty (30) days following the delivery of the Expansion Exercise Notice or such longer period (not to exceed, subject to subsection l(f), below, ninety (90) days) as may reasonably be required for the patties to finalize and execute the same using good faith commercially reasonable efforts to diligently pursue the same following the Expansion Exercise Notice, Boyer and SCI shall enter into a lease for the leased premises designated by SCI in its Expansion Exercise Notice on substantially the same terms as the Lease, with such other changes as may be agreed to by Boyer and SCI, including, without limitation, changes contemplated by Section 7 or Section 8 of this Agreement and changes required to reflect that Office Building 2 may be a multi-tenant building if SCI does not lease all of the available space in Office Building 2 (the “Expansion Lease”), which Expansion Lease shall, in any event, incorporate the following terms:
(i)    Office Building 2 shall be substantially similar in design to Office Building 1, but with a minimum floor plate size, overall square feet, and number of floors as mutually agreed upon by Boyer and SCI; provided the minimum acceptable size threshold for Office Building 2 shall be a two (2) story building with not less than 30,000 Rentable Square Feet.
(ii)    As a condition to Boyer’s obligation to proceed to construct Office Building 2, Boyer and SCI shall mutually agree upon a delivery schedule for Office Building 2; provided that in no event shall Office Building 2 be delivered for SCI’s build-out of tenant improvements later than fifteen (15) months after the execution of the Expansion Lease (as such elates may be delayed for same periods as provided in the Lease); and provided that, unless otherwise agreed by the parties or required because of changes in Applicable Laws, all other components of building delivery, tenant improvements, late delivery, etc. will be the same as those elements for Office Building 1 as specified in the Lease.
(iii)    The rental rate for the premises subject to the Expansion Lease shall be at the then escalated Basic Annual Rent per Rental Square Foot rate applicable under the Lease, the Tenant Improvement Allowance for Office Building 2 shall be $55.00 per Rentable Square Feet, and abated rent for Office Building 2 shall be eight (8) months of the then Basic Annual Rent, except that SCI shall pay Common Area Expenses during the abatement period.
(iv)    If SCI leases all of Office Building 2, Boyer will connect Office Building 1 and Office Building 2 (collectively, the “Buildings”) with a sidewalk, which, subject to Applicable Laws, shall provide commercially reasonably access to and from the Buildings (the “Sidewalk”).
(d)    At the time SCI and Boyer enter into the Expansion Lease, and as a condition to Boyer entering into the Expansion Lease, if required by Boyer, SCI and Boyer shall enter into an amendment to the Lease which extends the then current Term of the Lease to a period which is ten (10) years after the commencement date under the Expansion Lease (the “New Lease Term”); provided that the Base Year under the Lease for the years after the initial Term as described in Section 2.1 of the Lease, shall be reset pursuant to Section 2.7 of the Lease as of the end of such initial Term in the same manner specified in the Lease as though the Renewal Option had been exercised. The period between the expiration elate of the then current Term of the Lease and the New Lease Term referred to herein as the “Extended Lease Term”).
(e)    Boyer shall not construct or allow to be constructed any buildings on the Adjoining Parcel while SCI has the right to exercise the Expansion Option with respect to the Adjoining Parcel other than parking, landscaping and other similar improvements that will not impair development of Office Building 2; provided, however, SCI agrees that if SCI has conclusively determined it will not exercise an Expansion Option, as determined by SCI in its sole discretion, SCI shall not unreasonably withhold its consent to Boyer constructing an additional office building on the Adjoining Parcel.
(f)    If Boyer and SCI fail to fully and timely execute the Expansion Lease in accordance with Section 1(c), SCI shall have no further rights or interests in and to the Expansion Premises pursuant to this Section 1, except to the extent the Expansion Lease is not executed as a result of Boyer failing to engaged in good faith negotiations with respect to the Expansion Lease.
2.    SCI’s Secondary Expansion Right. Commencing in the thirteen (13th) month of the Term of the Lease and continuing until the end of the sixtieth ( 60th) month of the Term of the Lease, if Boyer determines to build Office Building 2 on the Adjoining Parcel, Boyer shall provide SCI with written notice, which includes commercially reasonable detail (similar to detail as would typically be set forth in a leasing proposal to a major tenant) concerning Office Building 2, the leased premises within Office Building 2, the parking and other common areas serving Office Building 2, and the proposed terms and conditions of the “Secondary Expansion Lease” (as defined below), shall specify the space Boyer proposes to lease to a third person or entity (the “Notice of Intent to Build”) and SCI shall have a right of first refusal to lease the space in the Office Building 2 which Boyer proposes to lease to the third person or entity and/or any other space in Office Building 2 (the “Secondary Expansion Right”) subject to and upon the following terms.
(a)    SCI’s Secondary Expansion Right shall be exercised, if at all, by SCI giving written notice to Boyer (the “Secondary Expansion Exercise Notice”) within five (5) business days after the delivery of the Notice of Intent to Build (the “Secondary Expansion Exercise Deadline”). If SCI fails to deliver the Secondary Expansion Exercise Notice prior to the Secondary Expansion Exercise Deadline, this Section 2 shall be of no further force or effect. In its Secondary Expansion Exercise Notice SCI shall specify whether it is leasing the space Boyer proposes to lease to the third person or entity and/or some other or additional space in Office Building 2. All space leased by SCI on a single floor pursuant to an Expansion Exercise Notice shall be contiguous and, as and to the extent commercially reasonable, SCI shall be required to lease all available contiguous space located on a single floor before leasing space on an additional floor.
(b)    If SCI properly exercises the Secondary Expansion Right, within thirty (30) days following the delivery of the Secondary Expansion Exercise Notice or such longer period (not to exceed, subject to subsection 2(e), below, ninety (90) days) as may reasonably be required for the patties to finalize and execute the same using good faith commercially reasonable efforts to diligently pursue the same following the Secondary Expansion Exercise Notice, Boyer and SCI shall enter into a lease (the “Secondary Expansion Lease”) for the leased premises designated by SCI on substantially the same terms as the Lease, but with such other changes as may be agreed to by Boyer and SCI or required because of changes in Applicable Laws, with the understanding that the term of any Secondary Expansion Lease shall be not less than five (5) years. In addition, if Tenant does not occupy all of Office Building 2, the terms of the Secondary Expansion Lease shall be modified by customary changes required to reflect that Office Building 2 is a multi-tenant building, and by the changes contemplated by Section 7 and Section 8 of this Agreement.
(c)    The rental rate pursuant to the Secondary Expansion Lease shall be at the then escalated Basic Annual Rent per Rental Square Foot rate applicable under the Lease, the Tenant Improvement Allowance for Office Building 2 shall be $55.00 per Rentable Square Feet (prorated for actual Rentable Square Feet in the new Premises and the length of the term), and abated rent for Office Building 2 shall be eight (8) months of the then Basic Annual Rent (prorated for the length of the term), except that SCI shall pay Common Area Expenses during the abatement period.
(d)    If SCI leases all of Office Building 2, Boyer will connect Office Building 1 and Office Building 2 with the Sidewalk.
(e)    If Boyer and SCI fail to fully and timely execute the Secondary Expansion Lease in accordance with Section 2(b ), SCI shall have no further rights or interests in and to the Expansion Premises pursuant to this Section 2, except to the extent the Secondary Expansion Lease is not executed as a result of Boyer failing to engage in good faith negotiations with respect to the Secondary Expansion Lease. Notwithstanding the foregoing provisions of this Section 2, SCI acknowledges that Boyer will likely not deliver a Secondary Expansion Exercise Notice unless it is negotiating with one or more other prospective tenants to occupy Office Building 2. Accordingly Boyer shall not be deemed to be failing to engage in good faith negotiations with SCI if, subject to the terms and conditions of this Agreement, Boyer continues to negotiate with other tenants for space in Office Building 2 while it is negotiating with SCI, if Boyer attempts to accommodate SCI and such other tenants in Office Building 2, or if, in the event SCI fails to deliver the Secondary Expansion Exercise Notice prior to the Secondary Expansion Exercise Deadline and, as a result, this Section 2 shall be of no further force or effect, Boyer executes a lease with another tenant or tenants for space in Office Building 2 on a date which is the later of: (i) sixty (60) days after delivery of a Secondary Expansion Exercise Notice; or (ii) five (5) business days after providing written notice to SCI that Boyer proposes to enter into such a lease or leases, which notice shall identify the leased premises to be occupied by the other tenant.
3.    Limitations on Sale of Building Parcel 2.
(a)    Boyer agrees that it will not sell or convey the Adjoining Parcel prior to the first (1st) anniversary of the Commencement Date; provided, Boyer may cause the Adjoining Parcel to be conveyed to an affiliated entity which it controls prior to such first (1st) anniversary if the Adjoining Parcel remains subject to the terms of this Agreement, written notice thereof shall be provided to SCI on or before the date of any such conveyance, and such entity assumes the obligations of Boyer under this Agreement as required by this Agreement. In the event, however, that Boyer breaches this Agreement by selling or conveying the Adjoining Parcel to another person or entity which it does not control prior to the first (1st) anniversary of the Commencement Date, then, in addition to other remedies SCI may have under this Agreement or otherwise at law or equity: (i) Boyer shall continue to be liable and obligated under this Agreement including, without limitation, the obligation to advance all funds to construct Office Building 2 if SCI exercises the Expansion Option prior to the first (1st) anniversary of the Commencement Date; (ii) the Adjoining Parcel shall remain subject to the terms of this Agreement and the person or entity to which the Adjoining Parcel is sold or conveyed shall take the Adjoining Parcel subject to the terms of this Agreement, including, without limitation, Section 1; and (iii) if SCI timely exercises the Expansion Option prior to the first (1st) anniversary of the Commencement Date and the then owner of the Adjoining Parcel does not timely enter into an Expansion Lease, SCI shall have the right and option to purchase the Adjoining Parcel from the then owner of the Adjoining Parcel for, in the aggregate, $100,000.00 but otherwise on the Sale Terms set forth in Section 3(b).
(b)    In the event that Boyer desires to sell, or receives an offer to buy, only the Adjoining Parcel to an unaffiliated third-party in an arms-length transaction after the first (1st) anniversary of the Commencement Date under the Lease but before the fifth (5th) anniversary of the Commencement Date under the Lease, Boyer shall give SCI written notice of such proposed sale, together with commercially reasonable detail concerning the proposed sale of the Adjoining Parcel, and SCI shall thereafter have five (5) business days to elect to purchase the Adjoining Parcel on the terms and conditions set forth in Boyer’s notice by delivering written notice of such election to Boyer within five (5) business days; provided that the following terms shall be applicable in connection with the sale (the “Sale Terms”): (i) costs and taxes related to the Adjoining Parcel shall be prorated, and closing costs shall be otherwise be allocated to and paid by the parties, on a customary basis for real estate sale transactions in Utah; (ii) Boyer shall provide, at its cost, a standard owners ALTA policy of title insurance in the amount of the purchase price, and shall convey fee title to the Adjoining Parcel by a statutory form of special warranty deed; (iii) Boyer shall provide, for no additional cost, commercially reasonable access and utility easements for the Adjoining Parcel (but shall not be obligated to provide actual utilities or construct any utility lines or facilities); (iv) the conveyances and grants of easements shall be subject only to general real property taxes and assessments not yet due and payable, those exceptions to title reasonably acceptable to SCI, the Development Agreement (as and to the extent applicable from and after the acquisition of the Adjoining Parcel), and, further, those exceptions to title a matter of public record, generally applicable to the development of which the Adjoining Parcel may be a part and not applicable only to the Adjoining Parcel (which, in any case, shall not include any encumbrances or liens securing the obligation to pay any monetary obligations of any kind or nature, including without limitation mortgages, judgments or similar fixed amounts); and (v) neither Boyer, Landlord and any affiliates thereof nor such unaffiliated third party (or any affiliates thereof shall have any continuing right, title or interest in or to the Adjoining Parcel. In the event SCI does not timely deliver written notice of its election to purchase the Adjoining Parcel, SCI’s right with respect to the Adjoining Parcel and any building constructed thereon shall be automatically terminated and this Agreement shall automatically terminate. In the event Boyer desires to sell, or receives an offer to buy the Adjoining Parcel as part of a sale of a larger tract of land to an unaffiliated third-party in an arms-length transaction after the first (1st) anniversary of the Commencement Date under the Lease but before the fifth (5th) anniversary of the Commencement Date under the Lease, Tenant shall have the Expansion Option set forth in Section 1 of this Agreement, and SCI shall have the right to exercise the Expansion Option by delivering an Expansion Exercise Notice to Boyer within five (5) business days, but in no event shall SCI have an option or right of first refusal to buy such land as a part of a multi-lot sale. In the event SCI does not timely deliver an Expansion Exercise Notice before the expiration of such five (5) business day period, SCI’s rights with respect to the Adjoining Parcel and any building constructed thereon shall be automatically terminated and this Agreement shall automatically terminate. In the event Boyer sells the Adjoining Parcel to a third party after the sixtieth (60th) month of the Term of the Lease and before Boyer or an affiliate of Boyer constructs an office building on the Adjoining Parcel, SCI’s rights with respect to the Adjoining Parcel and any building constructed thereon shall be automatically terminated and this Agreement shall terminate.
4.    Right of First Offer to Lease. Throughout the Term of the Lease, including any extensions thereof, and so long as no default has occurred and is continuing under the Expansion Lease or the Lease (after giving effect to all applicable notice and cure periods), if Boyer or any affiliate of Boyer constructs Office Building 2, SCI shall have an ongoing right of first offer to lease any available space in Office Building 2 (collectively identified as “ROFO Space”). Any ROFO Space leased by SCI on a single floor pursuant to this Section 4 does not need to be contiguous, but, as and to the extent commercially reasonable, SCI shall elect to lease all available contiguous space located on a single floor before leasing space on an additional floor. Upon receipt of a bona fide written proposal to lease any portion of the ROFO Space that Boyer is prepared to accept, with the understanding and agreement that the right of first offer to lease any available space in Office Building 2 does not require the execution or delivery of a letter of intent for any such space, Boyer shall notify SCI thereof, in writing, or, to the extent applicable, provide a copy of said offer to SCI (the “ROFO Notice”). SCI shall then have ten (10) business days to deliver written notice to Boyer specifying whether SCI will either accept the premises as outlined in ROFO Notice or waive its right of first offer with respect to such premises. If SCI fails to respond within such ten (10) business day period, SCI shall be deemed to have elected to not lease such ROFO Space. If SCI elects to lease ROFO Space, except as provided below, the same terms and conditions as would be applicable to any Expansion Lease shall apply to the ROFO Space, including, but not limited to, the then Basic Annual Rent (on a per Rentable Square Foot basis, as escalated to date), Additional Rent (based on SCI’s Proportionate Share for the Rentable Square Feet in the ROFO Space), term and a prorated amount of the Tenant Improvement Allowance (on a per Rental Square Foot basis). Within fifteen (15) business days of SCI’s election to lease the ROFO Space, SCI and Boyer shall enter into a lease for the ROFO Space. SCI shall have a period of up to 180 days (not including any delays caused by Boyer or its agents, employees or contractors) from Boyer’s delivery of possession of such space to SCI (with all elements of the Turnover Condition satisfied with respect to such space) to complete the construction of the tenant improvements to the ROFO Space and upon the earlier to occur of (A) the expiration of such 180 day period, or (B) the date SCI takes occupancy of the ROFO Space and begins conducting business therein, SCI shall commence paying rent on the ROFO Space (the “ROFO Commencement Date”). Should SCI decline to lease the ROFO Space, Boyer may thereafter lease the ROFO Space to a third party on substantially the same terms identified in the ROFO Notice; provided that, upon the termination of such lease to such third party, or in the event Boyer does not enter into a lease with respect to the ROFO space on substantially the same terms identified in the ROFO Notice within six (6) months following SCI’s election or deemed election not to lease any ROFO space, such space shall again become ROFO Space. Should SCI decline to lease the ROFO space, such action shall have no effect on SCI’s future rights under this Section 4 unless this Agreement is terminated pursuant to an express termination provision. This provision is subject to SCI not then being in default of the Lease, after giving effect to any applicable grace and cure periods.
5.    Restrictions on Transfer of Expansion Option. Notwithstanding anything contained herein to the contrary, the rights and options granted to SCI pursuant to this Agreement including, without limitation, the Expansion Option, the Secondary Expansion Right and the ROFO, and the rights to enforce any restrictions imposed on Boyer and its affiliates, are personal to the SCI, and may not be assigned, sold, pledge, encumbered, conveyed or otherwise transferred by SCI (whether directly, indirectly or as security) to any third person or entity without the prior written consent of Boyer in each instance, which approval may be withheld at Boyer’s sole and absolute discretion; provided, however, the rights of SCI under this Agreement may be assigned in their entirety, but not in part, to an assignee of all of the rights of SCI pursuant to the Lease. In the event SCI’s rights in the Lease are assigned and SCI’s interest in this Agreement is not simultaneously assigned to the assignee of the Lease, this Agreement shall terminate without further agreement of the Parties being required. Any assignment that is not permitted by this Agreement is and shall be null and void for all purposes.
6.    Subdivision of Property. On or before April 1, 2016, Boyer shall cause the Property to be legally subdivided to create the Office Building 1 Parcel as contemplated by Recital C. Such subdivision shall not require SCI’s consent so long as the Office Building 1 Parcel is subdivided from the remainder of the Property substantially as set forth on the proposed plat set forth on the Site Plan. Boyer shall then transfer Office Building 1 Parcel to Landlord. At such time as Boyer elects or is obligated pursuant to this Agreement to construct Office Building 2, Boyer shall cause the remainder of the Property to be legally subdivided to create the Adjoining Parcel as contemplated by Recital C. Thereafter, Boyer shall have the right to transfer or convey the Adjoining Parcel and remainder of the Property to an affiliate, and in connection with such transfer or conveyance, Boyer shall assign its rights and obligations, and such affiliate shall assume Boyer’s rights and obligations, under this Agreement, and thereafter the affiliate of Boyer shall be deemed to be “Boyer” for all purposes of this Agreement. Upon the assignment and assumption of this Agreement to an affiliate of Boyer, and except as otherwise specified in subsection 3(a), above, Boyer shall be released from all obligations of “Boyer” under this Agreement as and to the extent any such affiliate of Boyer shall perform the obligations of Boyer under this Agreement.
7.    Parking Adjustment. If SCI occupies any space in Office Building 2 pursuant to Section 1 or Section 2 of this Agreement, then, at SCI’s election and in connection with the lease of any space within Office Building 2, the parking requirements for Office Building 1 under Section 20.3 of the Lease may be reduced at the request of SCI (but not below the parking ratios required by Applicable Laws), and, in such event, at the election of Landlord and Boyer: (a) the corresponding costs and expenses assessed to Tenant under the Lease for the Parking Areas shall be decreased as reasonably necessary or appropriate to fairly reflect any such reduction (the “Parking Areas Cost Adjustment”); or (b) the rents or other charges to SCI pursuant to the Expansion Lease or Secondary Expansion Lease, as applicable, shall include a credit to SCI for the amount of the Parking Areas Cost Adjustment. In the event that SCI, Landlord and Boyer are unable to agree on the amount of the Parking Areas Cost Adjustment, then SCI, on the one hand, and Landlord and Boyer, on the other hand, each shall designate a qualified MAI commercial real estate appraiser (collectively, the “Appraisers”), who, as soon as reasonably practicable thereafter, shall determine the Parking Areas Cost Adjustment, with the cost of such appraisals (the “Appraisals”) to be shared equally by SCI, on the one hand, and Landlord and Boyer, on the other hand, and with the average of the Appraisals to establish the Parking Areas Cost Adjustment.
8.    Signage. If SCI occupies only a portion of the rentable square footage of Office Building 2, SCI shall not have sign rights less favorable than any other tenant which occupies the same or lesser amount of space. If SCI occupies all of Office Building 2 it shall have the same crown sign rights as set forth in Section 21.1 of the Lease.
9.    Subordination; Related Matters. Except in connection with the sale of the Adjoining Parcel pursuant to Section 3, above, this Agreement is and shall remain subject and subordinate to any mortgage, deed of trust or other security interest now or hereafter encumbering the Adjoining Parcel. Upon Boyer’s written request, SCI agrees to execute a document in form and content acceptable to SCI on a commercially reasonable basis for the sole purpose of confirming the provisions of this Section 7 required by the holder of such mortgage, deed of trust or other security interest. Concurrently with the execution and delivery of this Agreement and, thereafter, as may be reasonably necessary or appropriate (reasonably satisfactory evidentiary documentation of which shall be provided to SCI), Boyer shall take or cause to be taken such actions, and shall execute or cause to be executed such documents or instruments, including the execution and delivery by the holder of any mortgage, deed of trust or other security interest now or hereafter encumbering the Adjoining Parcel, as may be necessary or appropriate to ensure that the rights and obligations under this Agreement are prior to, and unaffected by, any prior liens, claims or encumbrances arising by, through or under Boyer or any affiliate.
10.    Recordation. SCI shall not record this Agreement. At such time as the Property is subdivided, including the subdivision of the Office Building 1 Parcel, Boyer and SCI shall enter into a memorandum of this Agreement (the “Memorandum”) in a form reasonably acceptable to SCI and Boyer and shall record the Memorandum with respect to the Property, which shall be subject to no prior liens, claims or encumbrances arising by, through or under Boyer or any affiliate; provided that, at such time as Boyer shall further subdivide the remainder of the Property to create the Adjoining Parcel and the Remainder Parcel, the Memorandum shall be amended and modified by Boyer and SCI so that it no longer affects the Remainder Parcel. In the event SCI’s Expansion Option expires or is otherwise terminated with respect to all or any one of the Expansion Premises, SCI shall execute such documents as may be reasonably necessary to acknowledge such termination of record. In addition, if the Adjoining Parcel is part of a larger parcel and Boyer subdivides the larger parcel, SCI and Boyer shall execute such documents as may reasonably be required to release those subdivided portions of the larger parcel that do not include the Adjoining Parcel.
11.    Termination of Agreement. In addition to all other provisions of this Agreement which provide for the termination of this Agreement, this Agreement shall automatically terminate and be of no further force or effect on the first to occur of the following events: (a) if Boyer and its affiliates have not commenced to construct Office Building 2 on or before the fifth (5th) anniversary of the Commencement Date under the Lease; or (b) the end of the Term of the Lease.
12.    Remedies. Without otherwise limiting the rights and remedies of SCI arising under this Agreement, in the event of any default by Boyer under this Agreement (beyond all applicable notice and cure periods), or Boyer’s actual or threatened violation of any provision of this Agreement, then SCI shall, in addition to any other rights and remedies it may have at law or in equity or under this Agreement, be entitled to file a suit in equity to enjoin Boyer from such breach or threatened breach and/or for specific performance of Boyer’s obligations under this Agreement and/or a decree or order restraining and enjoining such default or violation and Boyer shall not plead in defense thereof that there would be an adequate remedy at law (it being hereby expressly acknowledged and agreed by the parties that damages at law would be an inadequate remedy for breach or threatened breach of any such provision).
13.    Entire Agreement. This Agreement, including the exhibits attached hereto, constitute the entire agreement between the Parties. All exhibits mentioned in this Agreement are incorporated herein by reference. Nothing herein provides, or shall be deemed to provide, that a default under this Agreement by Boyer constitutes a default under the Lease by Boyer, provided, in the event of a default by Boyer under this Agreement, SCI shall have all other remedies permitted at law or in equity, including, without limitation, specific performance. No subsequent amendment to this Agreement shall be binding upon Boyer or SCI unless reduced to writing and signed by the Party against whom such enforcement is sought. Submission of this Agreement for examination does not constitute an option for the Adjoining Parcel and becomes effective only upon execution and delivery hereof by the Parties. There are no representations or promises by either Party to the other except as are specifically set forth herein. This Agreement supersedes and revokes all previous conversations, negotiations, arrangements, letters of intent, writings, brochures, understandings, and information conveyed, whether oral or in writing, between the Parties and their respective affiliates. The captions and section numbers appearing herein are inserted only as a matter of convenience and are not intended to define, limit, construe, or describe the scope or intent of any section or paragraph.
14.    Other Provisions. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws (excluding the choice of laws rules) of the state of Utah. This Agreement shall inure to the benefit of, and be binding on, the Parties (or any other party obligated hereunder) and their respective successors and assigns. This Agreement may be executed in any number of duplicate originals or counterparts, each of which when so executed shall constitute in the aggregate but one and the same document. All notices hereunder shall be given in the manner specified under the Lease.
[signature page immediately follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.
BOYER:    BOYER SNYDERVILLE JUNCTION,
L.C., a Utah limited liability company,
by its Manager:

THE BOYER COMPANY, L.C.,
a Utah limited liability company

By:
Name:
Title: Manager

SCI:        SKULLCANDY, INC., a Delaware
Corporation

By:
Name:
Its:

JOINDER BY LANDLORD
THIS JOINDER (the “Joinder”) is attached to that certain Expansion Space Agreement (the “Agreement”) dated August 19, 2015 (the “Effective Date”) between BOYER SNYDERVILLE JUNCTION, L.C., a Utah limited liability company (the “Boyer”) and SKULLCANDY, INC., a Utah corporation (the “SCI”). The undersigned BOYER SNYDERVILLE 2, L.C., a Utah limited liability company (the “Landlord”) is the landlord under that certain Lease Agreement dated as of the same date, with SCI as tenant (the “Lease”).
As a condition to the execution and delivery of the Agreement by SCI and to induce SCI to execute and deliver the Agreement and the Lease, Landlord hereby: (a) acknowledges the existence and terms of the Agreement; (b) agrees to join and be bound by all provisions of the Agreement that require its performance; and (c) agrees not to take any action inconsistent with the Agreement, which adversely affects SCI’s rights, interests or obligations under the Lease or this Agreement (subject to the terms and conditions thereof) or which adversely affects, prevents or prohibits the performance of the Lease or this Agreement, or which makes performance by Boyer under the Agreement impracticable.
DATED: August 19, 2015.
BOYER SNYDERVILLE 2, L.C., a Utah limited liability
company, by its Manager:

THE BOYER COMPANY, L.C., a Utah limited liability
company

By:
Name:
Title: Manager

EXHIBIT “A”
TO
EXPANSION SPACE AGREEMENT
Legal Description of Property
CURRENT LEGAL DESCRIPTION OF PROPERTY:
Lot 4 of Park City Tech Center Subdivision Plat as found and on file at the Summit County Recorder’s Office, Entry No. 9097.
APPROXIMATE LEGAL DESCRIPTION OF OFFICE BUILDING 1 PARCEL
Beginning at a point on the Southerly Boundary Line of Lot 4 of the Park City Tech Center Subdivision, said point also being South 00°01'25" East along said Section Line 1,929.94 feet along the section line and East 129.81 feet from the Northeast Comer of Section 24, Township 1 South, Range 3 East, Salt Lake Base and Meridian; and running:
thence North 00°04'01" East 593.01 feet;
thence South 59°31'06" East 543.27 feet to the Westerly Right-of-Way Line of Landmark Drive;
thence Southeasterly 26.20 feet along the arc of a 773.51 foot radius curve to the right (center bears South 88°07'35" West and the chord bears South 00°54'12" East 26.20 feet with a central angle of 01 °56’26”) along the Westerly Right-of-Way Line of said Landmark Drive;
thence South 00°04'01" West 164.78 feet along the Westerly Right-of-Way Line of said Landmark Drive;
thence Southwesterly 33.21 feet along the arc of a 37.00 foot radius curve to the right (center bears North 89°55'59" West and the chord bears South 25°46'52" West 32.11 feet with a central angle of 51 °25'42");
thence Southwesterly 139.77 feet along the arc of a 92.73 foot radius curve to the left (center bears South 38°30'17" East and the chord bears South 08°18'58" West 126.91 feet with a central angle of 86°21'31") to a point on the Southerly Boundary Line of said Lot 4 of the Park City Tech Center Subdivision;
thence West 3 61.3 9 feet along the Southerly Boundary Line of said Lot 4 of the Park City Tech Center Subdivision;
thence North 69°36'38" West 80.43 feet along the Southerly Boundary Line of said Lot 4 of the Park City Tech Center Subdivision to the point of beginning.
Contains 220,290 Square Feet or 5.057 Acres

EXHIBIT “B”
TO
EXPANSION SPACE AGREEMENT
See Lease Agreement dated August 19, 2015

EXHIBIT “C”
TO
EXPANSION SPACE AGREEMENT
Site Plan Showing Anticipated Subdivision Lines

80539514.1 0043664-00004